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Forward-Looking Statements

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Platinum, Tandem and their combined business after completion of the proposed merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Platinum’s and Tandem's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in the U.S. and abroad; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Tandem is engaged; fluctuations in customer demand; management of rapid growth; general economic conditions; Tandem’s business strategy and plans; the actual quantities of Tandem’s reserves of oil and natural gas; the future levels of production of oil and natural gas by Tandem; future prices of and demand for oil and natural gas; the results of Tandem’s future exploration, development and exploitation activities; future operating and development costs of Tandem’s oil and natural gas properties; and the results of future financing efforts as well as other relevant risks detailed in Platinum’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Platinum nor Tandem assumes any obligation to update the information contained in this transcript.

Other Information

Platinum stockholders are urged to read the preliminary proxy statement and, when available, the definitive proxy statement regarding the proposed merger because it contains important information. Copies of filings by Platinum, which will contain information about Platinum and Tandem, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov), and will be available from Platinum, without charge, by directing a request to Platinum Energy Resources, Inc., 25 Phillips Parkway, Montvale, NJ 07645.

The respective directors and executive officers of Platinum and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Platinum’s directors and executive officers is available in Platinum’s Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 24, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the Securities and Exchange Commission when they become available.

Transcript
IPAA Oil and Gas Symposium	Platinum Energy Resources Presentation	April 10, 2006

IPAA Oil and Gas Symposium
Platinum Energy Resources
April 10, 2006
3:45 p.m. EST

Moderator:
Okay, ladies and gentlemen, it's my distinct pleasure to introduce Barry Kostiner, CEO of Platinum Energy Resources.

He will speak for approximately 20 minutes and then, those who wish to ask questions, we'll be at Liberty No. 4

Without further ado, Barry Kostiner.

Barry Kostiner - Platinum Energy Resources - President and CEO
Thank you very much. It is a real privilege to be here today. I have spent the last several years sitting on your side of the podium. This is our first opportunity on this side. I hope it is the beginning of a long, productive relationship with the IPAA and the E&P investor community.

We have the usual risk language here. We're in the middle of a proxy process to solicit shareholder vote for our Tandem acquisition. We invite people to review our proxy filing for additional risk language.

Just in terms of big picture: We are a little bit different from any of the entities presenting today. We are a SPAC: a Special Purpose Acquisition Company. We had our IPO in October where we raised $115 million; 92% of those proceeds are sitting in escrow until we get shareholder vote on the acquisition.

We announced our acquisition at the end of January. After the IPO I moved down to Houston. I was surprised by the large number of private companies and assets out there -- People looking to “cash out.”

Our strategy was really very different from some of the other investors so we fit well with the small private companies looking to cash out. After we looked at about 50 different opportunities, we concluded that Tandem was the perfect fit for the reasons I am about to describe.

This is a $102 million acquisition, where the NPV of the cash flows is about $200 million. That is just looking at the SEC reserve report which is included in our appendix; and the market prices on that report are somewhat lower than they are today. We are very happy with the value and the acquisition.

In terms of other big picture numbers, it is basically 9.4 million barrels proved with a current production of about 1100 barrels per day. The overall acquisition price is under $11 per proved barrel, withover 21,000 acres of land in the leases.

Just based upon the proved barrels, based upon the existing asset base, we are very excited about the acquisition. We believe we have substantial value here. And that is not even scratching the surface because there could be substantial additional assets beyond what is in the proved report. And we are going to describe the details of that.

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Transcript
IPAA Oil and Gas Symposium	Platinum Energy Resources Presentation	April 10, 2006

By way of background, we believe there is substantial synergy between our two entities; Tandem is a traditional private Midland company, bringing substantial resources to the table, in addition to the management staying on including the COO, two senior engineers and the head of operations, we are also getting a very experienced operating staff of over 40 employees. We have two drilling rigs. We have all the drilling operations. We're very excited about using this as a platform to grow to a large physical operating company.

On our side of the table, my background is from Wall Street. The chairman of our Company has run energy-focused hedge funds for several years. And Jim Dorman has been a senior geologist for over 45 years including time at Tenneco and Chevron. We really believe that bringing our two organizations together will build something very different from what is out there.

In terms of presenting this to investors, the first thing we had to get past is making sure that we had correct industry comparables. We hired CK Cooper and in our proxy disclosed comparable analysis. The first thing we were blown away by is the comps that are out there in terms of small cap E&P companies. There are substantial multiples that are earned for cash flow for production and for reserves. And the amazing thing, even though Tandem is an undercapitalized company, they did a fantastic job of assembling high quality leases. They did it basically on their own personal wallets. They didn't have the ability to take it to the next step in terms of doing the infill drilling, investing in the reserve reports or doing the geology. Yet, even though we haven't pushed those assets to where they should be, and they've been underdeveloped, on all the financial metrics, we're still substantially cheaper than the other small cap E&P companies. And in our appendix you can look at each of these comps and see the details.

So, for instance, right now, small cap companies are trading around a nine times multiple of current cash flow. Even though Tandem has not made the minimal investments needed to increase its cash flow, it is still under that. And on a forward-looking basis, after we intend to invest on our assets and get the cash flow up, we certainly believe it to be very cheap relative to the forward-looking multiples.

Now, the next question is, you know we're excited about Tandem, but what is it that we bring on the financial end to running the company? If you could just look at the cash flows that are in the reserve report and take the current acquisition price of $102 million, that basically gives you a return on equity of 25%.

Our strategy is basically this: Because we're buying Tandem for all cash, to free up capital we’ll get a revolver of approximately $50 million, so that we have the capital available to go out and do other acquisitions. And as I have said, we have seen several companies in the Midland area as well as throughout Texas. There are many other opportunities out there to deploy capital at similar returns. Once we lever up the company using an interest-only revolver, that substantially improves the return on equity.

So just in terms of a summary of our reserve report and all the details broken out in our appendix: It is 9.4 million barrels Proved, of which about 61% is oil. An interesting point here is that Tandem has primarily focused on shallow oil drilling. So as a result, although there is about 40% gas in the company, that is primarily gas that comes as a byproduct of the oil drilling. There are substantial additional gas zones, deeper gas plays which I'll go into detail on. These have not been drilled and have not been included in the reserve report. In terms of PDP reserves, there is 34% PDP. That is current production -- cash flow that is financeable -- money we can take out of the company to lock in the profits and help grow the company.

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Transcript
IPAA Oil and Gas Symposium	Platinum Energy Resources Presentation	April 10, 2006

Now I am going to go into more detail into the assets of Tandem. Here are the locations of the major leases.

For a small cap company you might think that such diverse locations would create a bit of a challenging operating environment. From our perspective, Tandem isn't really a small company. It is just waiting to be liberated by us and turned into a much larger company. What we are excited about is that these assets can be greatly expanded.

So, for instance, our top fields are the Tomball and Choate Fields, which are highly faulted with many multiple objectives there that have not been exploited. That is in the southern, coastal plain region of Texas.

Then we have the Ball Lease in Palo Pinto County in the Barnett Shale area, and also substantial waterflood opportunities in Texas and New Mexico. These areas are profitable and there is a lot we can add to.

This page appears a little bit busy. We felt it very important to give a lot of data to investors so they can see everything that is there. Basically, they can do their own analysis and look more deeply into our leases. I'd like to point out a couple of things.

If you look at the bottom line, with about 1100 barrels a day, you would think that 290 wells is a lot of wells given the production. But if you look at the distribution of the wells relative to the different leases, you'll see there's really substantial unexploited acreage.

For instance, if you look at our IRA lease and Ballard lease which are the two waterflood opportunities, they have 50 and 140 producers, which are the bulk of the current producing wells. If you look at the Tomball lease about 30 miles north of Houston, that has only18 wells on 7,000 acres. And the sands are basically uniform throughout much of the lease. There seems to be substantial opportunity to further exploit these assets.

Another illustration of upside is if you look at the Ballard and Choate reserves. Look at the PDP and PUD reserves on the gas side -- There are almost no gas reserves allocated to these assets. That is not because a lack of gas, it is because the current contracts are uneconomic. Once the contracts roll off over the next year or so, there will be gas reserves that appear on our reserve report without doing any CapEx, just by virtue of renegotiating the contracts.

A third interesting thing to note is the behind-pipe category, PDNP. Normally with mature fields, mature assets and shallow drilling, there are many multiple zones that have not been exploited. And often when you see assets that come to market through auction, there's enormous effort that goes into doing the reserve analysis. So every last barrel of approved reserve is in there.

Because Tandem came to us on a negotiated basis, they were doing it out of their own pockets, so they didn't dress up the reserves. They haven't even begun to explore the upside on the probables and on the behind pipe reserves. That is something we brought in to our geologist, who started to look at the logs and started to look at the history of these wells. There are a lot of assets that just have not been fully exploited and we can get those assets on the reserve report without CapEx, just by reserve engineering.

We clearly believe that Tandem is very high value just given the proved 9.4 million barrels. Existing cash flow easily justifies the acquisition price and builds in a very nice profit. What I'd like to do now is discuss in a little bit more detail some of the potential upside that is beyond the reserve report.

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Transcript
IPAA Oil and Gas Symposium	Platinum Energy Resources Presentation	April 10, 2006

So the first topic is the water flood, which is the IRA unit. This has 3600 acres northeast of Midland. So from a big picture geological perspective, there are 105 million barrels of oil in place and the production to date has been 20 million barrels.

Now, the typical recovery is very low risk from primary and secondary recovery. It's about 28%. If you look at what is booked on the reserve report through just basically infill drilling and the current production, there are only 1.6 million barrels which would bring the total expected recovery up to 21%. So clearly there's a lot of additional upside to be booked just using the current technology, the current water flood and extending it to other pieces of the lease.

And we've done the internal analysis where we believe that the total expected cost of the water flood would be about $15 million, meaning that total recovery cost will be under $2 a barrel for the additional upside beyond the reserve report.

Another illustration of how Tandem has not had the resources to fully exploit their assets is the Ballard lease in New Mexico, which is very similar geologically to IRA and only a little bit smaller. That has been much less exploited. Whereas on similar acreage, IRA has 150 current producing wells, Ballard only has 40 producing wells and only 40 PUDS, and we haven't done the minimal geological work to determine the oil in place.

We're excited about not only the IRA upside but even the greater potential upside on Ballard that has not been quantified.

This next property, Tomball, about 30 miles north of Houston, is our geologist Jim Dorman's favorite prospect and one that has been really neglected by the Tandem folks because their focus has been on the assets close to home in west Texas. This was acquired from Exxon back in '96 and it was basically abandoned at a time when gas was uneconomic. The wells on the property had been very large producers initially and they declined to a point where for an independent it would be productive to do infill drilling, but for Exxon they viewed it as time to sell the property.

Tandem basically saw it as an opportunity to continue to exploit the shallow oil opportunities. We brought in our geologists. We looked at some of the maps. Literally the cabinets had cobwebs on them. We had seen Exxon maps from the '60s that had never been touched, logs that had not been examined simply because they were very happy with what the production was. They were putting in place the minimal CapEx to keep the production constant. And one thing that we knew was there but has not been fully examined was the Wilcox potential at 8,000 to 10,000 feet.

This is outside of the normal focus of Tandem on shallow oil drilling. With the Wilcox, a deeper gas play, where each well produces an expected three to five BCF and a cost to drill of under $2 million, each well would produce profits of over $10 million. Right now the property only has three Wilcox PUDs booked. We are very excited about expanding the reserves within the Tomball field.

So that's the deeper Wilcox opportunity. The other opportunity is just going in and looking at the old Exxon wells. There's a large number of wells that were drilled by Exxon that have basically been plugged and abandoned when gas was not economic. And a lot of these wells have been completed in only one zone. There are about nine different sands in shallower zones that have often not been completed in old wells.

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Transcript
IPAA Oil and Gas Symposium	Platinum Energy Resources Presentation	April 10, 2006

An example we like to use: last week, when we were looking at the logs, we came across a well, in the middle of one of the fields, where we felt that by going in, cleaning it out and doing a $50,000 workover, we would be able to produce about 500 MCF a day. So at $8 an MCF that would basically produce a $4,000-a-day cash flow. So potentially you could get payback on this workover within two weeks. And there are numerous similar workover opportunities throughout the field. It’s just basically going in there, re-examining the old data that has not been looked at in many years.

The last opportunity I want to talk about is the Ball Field in Palo Pinto County, southwest of Dallas. This is on the fringes of the Barnett shale area. Where Jack and Wise have about 700 foot thickness in the shale, the thickness here is still over 200 feet. There are substantial hydrocarbons in that shale that have never been looked at. We believe it is there, but it is not in the reserve report at all.

There are a number of companies adjacent to it, including Burlington, that have had substantial success in drilling into the Barnett shale. Aside from the shale, the other opportunity of this lease is just looking at the map that's up there. There are very few oil PUDS relative to the acreage. Look at the middle part and western side. There are only 29 PUDS on the entire 4,900 acres, and a lot of it is really untouched territory. This is representative of the leases throughout the Tandem assets.

This is their bread and butter drilling: under 4,000 feet, using their own rigs. Drilling and completion costs are under $250K. The wells can be completed within about two weeks, and typically each well will add 25,000 to 50,000 barrels to the proved reserves.

So in addition to the fact that there's a lot more drilling opportunity than what is shown in the reserve report, there is also the fact that we have very conservative reserve engineers who book the PUDS at 25,000 barrels, where there's additional upside in the PUDS that are already booked. So clearly we're excited about that.

So just to summarize, the Tandem strategy is to go out and hedge the PDPs, and to use that cash flow to continue to develop and exploit the assets, and also to add additional acreage to the company.

Additionally, we are working with our banking partner to add credit facilities that will enable us to go out and make larger acquisitions and invest additional CAPEX. So we're really excited about growing the company and we believe that Tandem is a very solid foundation.

So now that we've presented Tandem, I would like to back up for a minute and give a little bit of the context of how Platinum views the world and how we think we can use Tandem as a solid foundation for building a larger E&P company.

When I was trading energy back at Merrill Lynch, I was primarily on the risk management side for pipelines and power plants. I started to look at the E&P industry: the relationship between reserve prices and commodity prices never made sense to me. That was back in 2001, when oil prices were around $30 a barrel and the reserve price was around $5 a barrel. And looking at that gap, it seems to me that there are certain banking products that basically allow you to buy E&P assets with very little money down, lock in the profit, take it off the table and still keep a large piece of the upside. I never understood fully why E&P companies were so averse to doing that. That was back in '01. Since then that gap has really exploded. So the strategy that made sense in '01 is really a home run now with the average asset price in '05 of under $13 a proved barrel in a market that exploded to over $60; that gap has substantially widened.

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Transcript
IPAA Oil and Gas Symposium	Platinum Energy Resources Presentation	April 10, 2006

The other thing to keep in mind is what is really driving our strategy isn't just the current price of oil, but where oil is the over the long run. Looking at things as a trader, when you see front prices at $60, energy is inherently mean reverting because you know you can buy reserves at under $15 a barrel. So not knowing what is going on in the world you would expect long-dated prices, even though they're $60 in the front, five years out would expect prices of $40. What has really happened is two key facts: political instability in the world as well as, relying on infrastructure that is basically 30 years old, in addition to the demand growth from developing countries. With rapid depletion of off-shore reserves, we are running on an accelerating treadmill to stay in the same place, and there has been a gross under-investment in infrastructure. As a result, this perceived problem in meeting supply needs of the world has resulted in a very flat forward curve. So not only are the prices over $60 now, but the prices for delivery over the next five to ten years are also over $60. That really facilitates our strategy of buying high quality producing assets and then using hedging techniques to monetize that profit. We will take it off the table and grow the company, as well as return profits to our investors.

So just to put it all together, it is very compelling to say you are buying assets at under the market average of $13 a barrel. You are adding in your operating cash and you're using hedge financing techniques to lock in that value.

The analogy I like to use for how to financially run a company is how commercial banks make money. A commercial bank has savings accounts that pay 1 or 2% and then they give out mortgages where they pay 5 to 6%. So that gap of 3 to 4% is a very low margin business. The way commercial banks make money is they securitize that gap by creating mortgage backed securities and hedging their interest rates.

So they take that low risk cash flow, securitize it, and feed that capital back in to ramp up the business and multiply that 4% gap many times over.

We feel that on the E&P operation side you have to be a best in class operator, but on the financial side we should be running the company kind of like a bank. On the low risk cash flowing side of the business, let's take that money off the table so that we can reinvest in high quality assets at under $15 a barrel.

So just to summarize, we are very excited about the Tandem acquisition. We feel it is the perfect platform to grow our strategy at a price that is basically under half of the discounted cash flow. We see Tandem as a fantastic acquisition. It brings with solid operations that serve as a platform to go out and buy assets that don't have operations. A lot of the real sweetheart deals out there in Midland are buying assets from your neighbors, buying $5 million deals, $10 million deals, deals you can only do once you have a substantial operation in place. And Tandem gives us that facility.

In addition there is substantial upside that is not included in the current reserve report that we're very excited about exploiting and doing the reserve engineering, so that we can come back next year to the IPAA and explain in more detail what exactly that upside is. And on the Platinum side we'll basically be using our financial techniques to monetize the piece of the cash flow that is low risk. And when you put it all together, just by using these financial techniques on the existing reserve report, we hope to lock in an IRR of about 40%, and use it as a platform to substantially grow the company.

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Transcript
IPAA Oil and Gas Symposium	Platinum Energy Resources Presentation	April 10, 2006

Thank you.

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